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                                                 N-SAR Item 77Q(3) Exhibit

     Because the electronic format of filing Form N-SAR does notprovide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:





     Evergreen Balanced Fund

                  72DD              73A              74U               74V


                  Dollar            Per Share        Shares


                  Distributions     Distributions    Outstanding       NAV
     ---------------------------------------------------------------------



     Class A      17,979,139        0.16             110,754,683       8.90


     Class B      2,788,170         0.10             21,331,325        8.90


     Class C      1,082,211         0.10             9,527,798         8.90


     Class I      5,970,942         0.18             30,113,174        8.87